Exhibit 99.1

News Release

Brooke Credit Corporation Qualifies Funeral Home Loans for Warehouse Facility

OVERLAND PARK, Kan., Aug. 30, 2006 – Michael Lowry, president and chief executive officer of Brooke Credit Corporation, the finance company subsidiary of Brooke Corporation (Nasdaq: BXXX), announced Brooke Credit has reached an agreement with its warehouse lender, DZ BANK AG Deutsche Zentral-Genossenschaftsbank (DZ Bank), to expand its warehouse facility to include funding funeral home loans. Brooke Credit secured a $50 million warehouse facility from DZ Bank in 2004 for funding insurance agency loans, which was subsequently increased to $80 million in 2005.

“The inclusion of funeral home loans into the warehouse line represents a significant milestone for this lending program, which was started in 2003,” Lowry said. “We are pleased with the continued support of DZ Bank and the confidence it has shown in our lending programs.” Lowry noted that funeral home lending became a part of Brooke Credit’s insurance lending specialty because many funeral directors sell insurance as part of their pre-planning service.

About our company…Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $401.4 million on July 31, 2006. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

Contact… Anita Larson, Brooke Corporation, larsa@brookecorp.com or (913) 661-0123

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This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.